Exhibit 99.1

Ampex Corporation 1228 Douglas Avenue Redwood City, California 94063

FOR IMMEDIATE RELEASE	Contact:	Karen L. Dexter,
Director,
Investor Relations,
(650) 367-4111

News Release

AMPEX CORPORATION FILES PRENEGOTIATED

REORGANIZATION PLAN TO FACILITATE FINANCIAL

RESTRUCTURING

Ampex Corporation Conducting Business in the Ordinary Course

New York, New York, March 30, 2008 – Today, Ampex Corporation and its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Prior to filing, the Company negotiated with and obtained the support of the majority of its secured creditors and its largest unsecured creditor for the terms of a pre-negotiated plan of reorganization (the “Plan”), as evidenced by the plan support agreement filed contemporaneously with the Company’s voluntary petitions for relief under Chapter 11. Concurrently with the commencement of these cases, the Company filed a motion for approval of the disclosure statement with respect to the Plan and related solicitation procedures. The Company believes that it will emerge from Chapter 11 no later than Fall 2008. During the Chapter 11 proceedings, the Company will continue to operate its business without interruption as a debtor-in-possession. All of the Company’s employees will be retained, offices and manufacturing facilities will remain open and all customer support and warranty programs will continue as planned.

Upon emergence from Chapter 11, Hillside Capital Incorporated (“Hillside”), the Company’s largest secured and unsecured creditor, will provide new financing to the Company that will be used for working capital purposes, to repay certain long term obligations, including certain senior secured notes, and to fund future pension obligations. Ampex began to report in July 2007 that it might be forced to take this action in order to facilitate an orderly financial restructuring. As was disclosed in its filings with the Securities and Exchange Commission over the previous months, Ampex has been negotiating a consensual refinancing of certain notes that were issued to Hillside over the past several years with respect to pension contributions made by Hillside for the benefit of the Company’s defined benefit plans. The Plan is the result of months of arm’s-length negotiations between the Company, Hillside and holders of a majority of the face amount of the Company’s senior secured notes.

The overall purpose of the Plan is to provide for the restructuring of the Company’s liabilities in a manner designed to maximize recovery to all stakeholders and to enhance the Company’s financial viability by de-levering the Company’s capital structure, providing additional liquidity and arranging a long-term financing solution to future pension contributions that does not over-leverage the Company in future years. Under the Plan, it is contemplated that trade creditors will remain unaffected and will continue to receive cash payments as their claims become due in the ordinary course. Because the Company’s debt exceeds the amount of its assets, its existing common stock currently has no value, and therefore will be cancelled on the effective date of the Plan. Under the terms of the proposed Plan, new equity in the reorganized Company will be issued to certain creditors. Although holders of existing common stock will not receive new equity under the Plan, those holders that do not object to the Plan may be eligible to receive some consideration. The Plan also contemplates that the new equity in the reorganized Company will not be registered or traded on any public exchange.

Ampex Conducting Business in the Ordinary Course

D. Gordon Strickland, Ampex’s President and Chief Executive Officer, noted that the court filing is not expected to have any significant impact on Ampex’s day-to-day operations: “Ampex Data Systems Corporation will continue to sell and service data acquisition and instrumentation recorders and we will continue to license our intellectual property to manufacturers of consumer digital video products. While the restructuring will be an important step towards a more successful future, our primary focus will continue to be our customers and their satisfaction with our products and services.”

Mr. Strickland explained, “In recent years, Ampex has been constrained by its highly leveraged capital structure and by the continuing burden of its significant legacy pension liabilities. Quite simply, we have too much debt. We intend to use the Chapter 11 process to reduce these obligations significantly and to develop and implement a new capital structure that will allow us to invest in our business.”

Mr. Strickland concluded, “Fortunately, the fundamentals of our business remain strong and provide an excellent foundation for the future. We expect that Ampex will emerge from its Chapter 11 reorganization a stronger, more financially viable company, well-positioned for profitable growth.”

Other Matters

The Company expects to file a Form 12b-25 with the Securities and Exchange Commission to obtain a 15-day extension to file its 2007 Annual Report on Form 10-K. Ampex is unable to file its 2007 Form 10-K within the prescribed period because additional time is required to complete the financial statements, footnotes and disclosures in order to incorporate information contained in the Plan and the related disclosure statement. The Company currently expects to be able to file its 2007 Form 10-K within the 15-day extension period, but there can be no assurance that it will be able to do so.

Ampex

Ampex Corporation, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age. Additional information about Ampex is available on the Internet at www.ampex.com, as well as on a new toll-free Ampex Restructuring Hot Line at (800)-767-8328.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, but are not limited to, those described in the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is expected to be filed with the Commission shortly, and its Quarterly Reports on Form 10-Q, as well as the following: the effects of the Company’s Chapter 11 filing on the Company and the interests of various creditors, equity holders and other constituents; Bankruptcy Court rulings in the Chapter 11 case and the outcome of the proceeding in general; the length of time the Company will operate under the Chapter 11 proceeding; the risks that unasserted claims against the Company may exceed the amounts currently estimated by the Company, and the impact that these claims may have upon the Company’s ability to implement the Plan and upon the Chapter 11 case generally; increased legal costs related to the bankruptcy case and other litigation; the Company’s ability to maintain contracts that are critical to its operation, to obtain and maintain normal terms with customers, suppliers and service providers and to retain key executives, managers and employees; the Company’s ability to manage costs, maintain adequate liquidity, maintain compliance with debt covenants and continue as a going concern. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this release, and the Company disclaims any obligation or undertaking to update such statements.